DIRECTOR AGREEMENT

DIRECTOR AGREEMENT (this “Agreement”) made as of the ____ day of August, 2017 by and between Webstar Technology Group, Inc., a Wyoming corporation (the “Company”) and [__] (“Nominee”).

WHEREAS, the Company desires to attract and retain a director who will consent to serve a member of the Board of Directors of the Company (the “Board”);

WHEREAS, the Nominee has agreed to serve on the Board; and

WHEREAS, the Company believes that Nominee possesses valuable qualifications and abilities to serve on the Company’s Board.

NOW, THEREFORE, the parties agree as follows:

1. Service to the Board.

(a) Service as a Director. Nominee consents to serve as a Director of the Company for a term of up to [__] years if elected or appointed and, upon re-appointment or election to the Board of the Company, to serve as a member of the Board of the Company.

Nominee agrees that upon appointment or election he will dutifully perform his responsibilities as a director in good faith, in accordance with applicable law, and in accordance with the Articles of Incorporation, bylaws and other policy and procedures applicable to such service. Upon appointment to the Board, Nominee shall resign from the Board of Directors of the Company, upon the request of the Chief Executive.

Nominee understands that this Agreement does not constitute an offer to serve as a director of the Company, or as an employee, or in any other capacity and that appointment shall only occur by vote of the Board or shareholders of the Company. Nominee understands and agrees that if the Company offers Nominee employment, the Company may request a background check consisting of a criminal history and other background checks to be used solely for employment-related purposes and understands an offer and any position will be contingent on the receipt and evaluation of the background check report.

2. Compensation and Expenses.

(a) Compensation. The Company agrees to adopt or has adopted compensation plans for directors applicable to Nominee’s appoint, in the event Nominee becomes a director, and such compensation shall be payable as follows:

●	Board of Director Meeting fee of $3,000 for attending and participating in the Company’s quarterly Board of Director meetings, payable in accordance with the Company’s accounting practices; and

●	Once the Company’s registration is effective, the Director will receive 100,000 shares of the Company’s voting common stock. Notwithstanding anything provided to the contrary in the Agreement, any and all shares of the Company’s common stock, par value $.0001 per share (the “Common Stock”), issuable by the Company to Director as provided for in this Agreement (the “Shares”) shall be issued within 15 days of (i) the effective date of a registration statement filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) or (ii) such earlier date that the Company consummates a financing or a transaction, including, without limitation, a merger, acquisition or sale of stock or assets (in which the Company may be the acquiring or the acquired entity), joint venture, strategic alliance or other similar transaction and which results in either of (i) or (ii) at least $3,000,000 of gross proceeds to the Company (the “Financing Event”).

●	Stock options to purchase [__] shares of the Company’s registered common stock at an exercise price based on the closing price of the Company’s common stock on the Date of Grant (the “Options”). The Options shall vest 50% one year from the Date of Grant and the other 50% two years from the Appointment Date so long as Nominee is a member of the Company’s Board of Directors. The Options will be exercisable at any time after they vest and prior to the four year anniversary of the Appointment Date. The Option shall be issued in compliance with all rules and regulations of the United States Securities and Exchange Commission pursuant to the terms of a Stock Option Agreement to be provided by the Company. The Options granted to Nominee shall be in effect subject to Nominee’s continuous service as a member of the Board. In the event that Nominee’s service is terminated prior to the two (2) year anniversary of the Appointment Date for any reason, all unvested options shall be forfeited.

(b) Expenses. The Company shall reimburse Nominee for all of Nominee’s reasonable and necessary out-of-pocket expenses, including travel, incurred in connection with the performance of Nominee’s duties as a director on behalf of the Company (“Expenses”), upon submission of adequate documentation therefor.

[(c) Insurance. The Company intends to obtain a policy of directors’ and officers’ insurance coverage. In the event any notice of termination or significant change in coverage or terms of D&O Insurance are received by the Company, prompt written notice shall be provided Nominee for so long as Nominee serves as a director of the Company and during any subsequent period during which Nominee may be entitled to the benefit of such D&O Insurance.]

3. Confidentiality. Nominee acknowledges that they will be obtaining access to certain confidential information concerning the Company and its plans and affairs, including, but not limited to, business methods, systems, scheduling, financial data, intellectual property and strategic plans which are unique assets (“Confidential Information”). Nominee covenants and agrees to not, directly or indirectly, in any manner, utilize or disclose to any person, firm or entity, such Confidential Information.

4. Termination. This Agreement shall terminate upon resignation, removal or failure of Nominee to be appointed or re-appointed by the Company’s shareholders as a director of the Company as provided for in the Company’s bylaws or as provided for under Wyoming law, provided that any provision of this Agreement not capable of performance prior to termination shall survive, shall survive such termination for the period necessary for performance.

5. Assignment. The duties and obligations of Nominee under this Agreement are personal and therefore Nominee may not assign any right or duty under this Agreement without the prior written consent of the Company.

6. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one instrument. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and signed as of the day and year first above written.

WEBSTAR TECHNOLOGY GROUP, INC.

By:
Name:	Joseph P. Stingone
Title:	Chief Executive Officer

NOMINEE:

Name:.
Business Address: